Exhibit 5.2

CONYERS DILL & PEARMAN LLP

Cricket Square, Hutchins Drive
PO Box 2681, Grand Cayman KY1-1111
Cayman Islands
T +1 345 945 3901

conyers.com

22 November 2021

Matter No.: 714779

Document No.: 20052504v2

Igniting Consumer Growth Acquisition Company Limited

Cricket Square, Hutchins Drive

PO Box 2681, Grand Cayman

KY1-1111

Cayman Islands

Dear Sirs,

Igniting Consumer Growth Acquisition Company Limited (the “Company”)

We have acted as special legal counsel in the Cayman Islands to the Company in connection with the Company’s Registration Statement on Form S-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the "SEC") under the United States Securities Act of 1933, as amended (the "Securities Act") (including its exhibits, the "Registration Statement") and the prospectus contained therein (the “Preliminary Prospectus”) in connection with the initial public offering of an aggregate of up to 23,000,000 units (comprised of a base offering of 20,000,000 units and 3,000,000 additional units to cover Underwriter over-allotments) at an offering price of US$10.00 per unit, each consisting of one Class A ordinary share of par value US$0.0001 each per share (“Class A Ordinary Shares”) and a one-half of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase and receive one Class A Ordinary Share (a "Warrant") (a Class A Ordinary Share and a Warrant, together being a “Unit”) pursuant to an Underwriting Agreement (the "Underwriting Agreement") to be entered into between the Company and RBC Capital Markets, LLC and Nomura Securities International, Inc. as representatives of the Underwriters named in Schedule A (together, the “Underwriters”) to the Underwriting Agreement.

For the purposes of giving this opinion, we have examined and relied upon copies of the following documents:

(i)	the Registration Statement;

(ii)	the Preliminary Prospectus;

(iii)	a copy of the form of Underwriting Agreement;

(iv)	a copy of the form of unit certificate representing the Units; and

(v)	a copy of the form of warrant agreement and the form of warrant certificate constituting the Warrants.

The documents listed in items (iii) to (v) above are collectively referred to as the “Documents” and together with the Registration Statement and the Preliminary Prospectus, are collectively referred to as the “Transaction Documents” (which terms do not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed the certificate of incorporation of the Company dated July 21, 2021 from the Registrar of Companies of the Cayman Islands, the memorandum of association and the articles of association of the Company filed July 21, 2021 (together, the “Constitutional Documents”), a copy of written resolutions of the director of the Company with respect to the filing of the Registration Statement dated September 7, 2021 and a copy of written resolutions of the director of the Company with respect to the amendment of the Registration Statement dated 18 November 2021 (the "Resolutions"), a certificate of good standing (the “COGS”) of the Company issued by the Registrar of Companies of the Cayman Islands and dated 19 November 2021 (the “Certificate Date”), the results of our electronic searches against the Company at the Companies Registry conducted on 19 November 2021 and the Grand Court in the Cayman Islands conducted on 19 November 2021, and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below. The Constitutional Documents, COGS, Resolutions, Registration Statement and Prospectus are hereinafter collectively referred to as the “Corporate Documents”.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (d) that the Company will issue the Units in furtherance of its objects as set out in its Constitutional Documents; (e) that the Constitutional Documents will not be amended in any manner that would affect the opinions set forth herein; (f) that, upon the issue of the Units to be sold by the Company, the Company will receive consideration for the full issue price thereof which shall not be less than the par value thereof; (g) the capacity, power and authority of each of the parties to the Documents, other than the Company, where a party, to enter into and perform its respective obligations under the Documents; (h) the due execution of the Documents by each of the parties thereto, other than the Company, where a party, and the physical delivery thereof by each of the parties thereto with an intention to be bound thereby; (i) the accuracy and completeness of all factual representations made in the Transaction Documents and other documents reviewed by us; (j) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein; (k) there is nothing underlying any law (other than the laws of the Cayman Islands) which would or might affect the opinions expressed herein; (l) the validity and binding effect under the laws of the State of New York (the "Foreign Laws") of the Transaction Documents in accordance with their respective terms; (m) the validity and binding effect under the Transaction Documents of the submission by the Company to the exclusive jurisdiction of the state and federal courts of the United States of America located in the City of New York, Borough of Manhattan (the “Foreign Courts”); (n) no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any shares of the Company; (o) that the Registration Statement has been declared effective by the SEC prior to, or concurrent with, the sale of the Units pursuant to the Registration Statement; (p) the offering of the Units and the transactions contemplated thereunder complies with the requirements of the applicable rules of the Nasdaq Stock Market; (q) that on the date of entering into the Transaction Documents to which is it a party, the Company is and after entering into the Transaction Documents to which it is a party, will be able to pay its liabilities as they become due; (r) the validity and binding effect under the laws of the United States of America of the Registration Statement and Prospectus and that the Registration Statement and Prospectus will or have been duly filed with and declared effective by the SEC; and (s) save for the Corporate Documents, there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions contemplated by the Registration Statement.

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We express no opinion as to validity or the binding effect of obligations to make any payment at an increased rate on overdue amounts or on the happening of an event of default or to pay a specified rate of interest on the amount of a judgment after the date of judgment. In addition, any provision expressly or impliedly providing that certain statements, calculations and/or certificates are incorrect on their face or fraudulent will not necessarily prevent judicial enquiry into the merits of a claim of an aggrieved party. We express no opinion in respect of the enforceability of any provision in the Transaction Documents which purports to fetter the statutory powers of the Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	As of the Certificate Date, the Company has been duly incorporated and is validly existing under the laws of the Cayman Islands and is validly existing as an exempted company and in good standing (meaning that it has not failed to make any filing with any Cayman Islands government authority or to pay any Cayman Islands government fee or tax which might make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the Cayman Islands).

2.	When issued and paid for in accordance with the terms of the offering described in the Registration Statement, the Preliminary Prospectus and the Documents and recorded in the register of members of the Company, the Units (and the Class A Ordinary Shares and the Warrants thereunder) will be validly issued fully-paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

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We hereby consent to the filing of this opinion as exhibit 5.2 to the Registration Statement and to the references to our firm under the captions "Legal Matters" and elsewhere in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the SEC promulgated thereunder. It may not be used, circulated or otherwise referred to any other for any other purpose as set out herein.

Yours faithfully,

/s/ Conyers Dill & Pearman LLP

Conyers Dill & Pearman LLP

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